Exhibit 99.1

HCP ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2015

FOURTH QUARTER 2015 AND RECENT HIGHLIGHTS

--    FFO as adjusted and FAD per share increased year-over-year by 1% to $0.80 and 2% to $0.67, respectively; FFO per share and EPS were ($0.99) and ($1.29), respectively (see “HCR ManorCare Update” on page 3)

--    Raised $1.1 billion from capital recycling and financing activities, including $600 million of 4.0% senior unsecured notes that paid down 36% of 2016 debt maturities

--    Completed $208 million of investment transactions

--    Leased 911,000 sq. ft. in our life science and medical office (“MOB”) portfolios, bringing occupancy to 98.2% and 91.9%, respectively

--    Pre-leased half of Phase I of The Cove life science development, and commenced $185 million development of Phase II, adding two Class A life science buildings representing 230,000 sq. ft.

--    Jim Mercer retired from HCP as General Counsel on February 5, 2016; we thank Jim for his five years of contributions and commitment to HCP; named Troy McHenry as HCP’s new General Counsel

--    Named NAREIT’s 2015 Healthcare Leader in the Light Award winner for sustainability achievements

FULL YEAR 2015 HIGHLIGHTS

--    FFO as adjusted and FAD per share increased year-over-year by 4% to $3.16 and 6% to $2.72, respectively; FFO per share and EPS were ($0.02) and ($1.21), respectively

--    Completed $2.1 billion of accretive investments, including:

--    $1.1 billion in private pay senior housing, led by the $847 million acquisition of Chartwell’s portfolio

--    $700 million expansion in our life science and MOB office platform, including a new $225 million institutional joint venture with Morgan Stanley owning an on-campus MOB portfolio, and $177 million Class A life science development of The Cove Phase I

--    $278 million increase in our international investments, expanding our U.K. care home portfolio

--    Raised $3 billion from financing and capital recycling activities, including $2.3 billion of debt at a blended rate of 3.5%

--    Selling 50 HCR ManorCare (“HCRMC”) non-strategic assets with expected proceeds of $350 million (80% received to date)

--    Executed 3.2 million sq. ft. of leasing in our life science and MOB portfolios

--    Welcomed Justin Hutchens as Chief Investment Officer – Senior Housing and Care

--    Named to the Dow Jones Sustainability North America Index for the third consecutive year and the Dow Jones Sustainability World Index for the first time

2016 OUTLOOK AND DIVIDEND

--    Full year guidance, not including the impact from unannounced future transactions, for FFO per share of $2.74 – $2.80; FAD per share of $2.62 – $2.68; and EPS of $1.49 – $1.55

--    Full year guidance for Same Property Performance Cash Net Operating Income (“SPP Cash NOI”) growth of 1.5% – 2.5%; excluding HCRMC, SPP Cash NOI growth of 2.3% – 3.3%, led by our life science portfolio

--    Increased quarterly cash dividend to $0.575 per share, which represents our 31st consecutive year with a dividend increase

--    HCP continues its representation as the first REIT included in the S&P 500 Dividend Aristocrats index

IRVINE, CA, February 9, 2016 -- HCP (NYSE:HCP) announced results for the quarter and year ended December 31, 2015.

FOURTH QUARTER COMPARISON

	Three Months Ended December 31,		Three Months Ended December 31,		Per
	2015		2014		Share
(in thousands, except per share amounts)	Amount	Per Share	Amount	Per Share	Change
FFO	$(458,678)	$(0.99)	$324,734	$0.70	$(1.69)
Other impairments, net(1)	829,593	1.78	35,913	0.08	1.70
Transaction-related items	3,959	0.01	4,269	0.01	—
Foreign currency remeasurement losses	60	—	—	—	—
FFO as adjusted	$374,934	$0.80	$364,916	$0.79	$0.01
FAD	$313,588	$0.67	$304,963	$0.66	$0.01
Net (loss) income	$(599,164)	$(1.29)	$196,145	$0.43	$(1.72)

(1)          For the three months ended December 31, 2015, other impairments, net include impairment charges of: (i) $817 million related to our HCRMC direct financing lease (“DFL”) investments and (ii) $19 million related to our equity investment in HCRMC, partially offset by impairment recovery of $6 million related to a loan payoff in our hospital segment.

In addition to the items discussed above, operating results for the quarter ended December 31, 2015 included $0.01 per share of interest income from monetizing a senior housing development loan. Additionally, fourth quarter 2015 net loss included $0.03 per share of net gain on sales of real estate from HCP Ventures III and IV, which is reflected in equity income from unconsolidated joint ventures. Net income for the quarter ended December 31, 2014 included net gain on sales of real estate of $0.01 per share.

FULL YEAR COMPARISON

	Year Ended December 31,		Year Ended December 31,		Per
	2015		2014		Share
(in thousands, except per share amounts)	Amount	Per Share	Amount	Per Share	Change
FFO	$(10,841)	$(0.02)	$1,381,634	$3.00	$(3.02)
Other impairments, net(1)	1,446,800	3.11	35,913	0.08	3.03
Transaction-related items	32,932	0.07	(18,856)	(0.04)	0.11
Severance-related charges	6,713	0.01	—	—	0.01
Foreign currency remeasurement gains	(5,437)	(0.01)	—	—	(0.01)
FFO as adjusted(2)	$1,470,167	$3.16	$1,398,691	$3.04	$0.12
FAD	$1,261,849	$2.72	$1,178,822	$2.57	$0.15
Net (loss) income	$(560,552)	$(1.21)	$919,796	$2.00	$(3.21)

(1)    For the year ended December 31, 2015, other impairments, net include impairment charges of: (i) $1.3 billion related to our HCRMC DFL investments, (ii) $112 million related to our Four Seasons Notes and (iii) $46 million related to our equity investment in HCRMC, partially offset by impairment recovery of $6 million related to a loan payoff in our hospital segment.

(2)    See the “Funds From Operations” section of this release for additional information.

In addition to the items above, 2015 operating results included $0.04 per share of interest income from monetizing three senior housing development loans. Net (loss) income for the years ended December 31, 2015 and 2014 also included net gain on sales of real estate of $0.01 per share and $0.07 per share, respectively. Additionally, 2015 net loss included $0.03 per share of net gain on sales of real estate from HCP Ventures III and IV, which is reflected in equity income from unconsolidated joint ventures.

FFO, FFO as adjusted and FAD are supplemental non-GAAP financial measures that we believe are useful in evaluating the operating performance of real estate investment trusts. See the “Funds From Operations” and “Funds Available for Distribution” sections of this release for additional information regarding these non-GAAP financial measures.

HCR MANORCARE UPDATE

The post-acute/skilled nursing (“SNF”) industry and HCRMC continued to experience a challenging operating environment in 2015, due to the ongoing change in reimbursement models which reduces rates and lowers census, the result of shorter lengths of stay. While HCRMC’s operating performance was essentially in-line with expectations during the first half of 2015, performance declined during the second half of 2015. HCRMC’s normalized Fixed Charge Coverage (“FCC”) for the 12-month period ending December 31, 2015 was 1.07x, trending from 1.17x for the six-month period ended June 30, 2015, to 0.97x for the six-month period ended December 31, 2015. The decline in operating performance began in the third quarter 2015, with further deterioration in the fourth quarter 2015.

For the fourth quarter 2015, HCRMC reported normalized EBITDAR of $110 million, which decreased $36 million on a year-over-year basis compared to the fourth quarter 2014, and decreased $17 million sequentially compared to the third quarter 2015. The results were impacted by core operating performance weakness and unfavorable non-routine items discussed below. The level of performance was below expectations and uncharacteristic for the fourth quarter, which has historically been strong due in large part to increased census and the annual Medicare rate increases on October 1.

HCRMC ended 2015 with $125 million of cash and cash equivalents and continues to be current on its obligations under the amended master lease (the “Master Lease”).

CORE OPERATING PERFORMANCE

Before the impact from non-routine items described below, HCRMC’s fourth quarter EBITDAR was below its forecast, primarily due to the continued change in payor mix from traditional Medicare to Managed Care plans, which reduced reimbursement rates and lowered census. As a result, HCRMC reported a decline in its core SNF operating metrics (which excludes the 50 non-strategic disposition assets), with fourth quarter census decreasing 175 basis points from the prior year to 82.6%.

NON-ROUTINE ITEMS

As previously disclosed, HCRMC is in the process of exiting 50 non-strategic assets, of which 21 sales were completed in the fourth quarter and an additional 11 closed in the first quarter 2016. As such, disruption resulting from transitioning operations to new owners and closing costs led to additional underperformance from this pool of assets. EBITDAR losses from the sale of non-strategic assets totaled $11 million in the fourth quarter 2015, and $22 million for full year 2015. HCP continues to expect total proceeds of $350 million from the sales of the non-strategic assets, of which $280 million have closed to-date with the remaining $70 million expected to close in mid-2016.

In addition, HCRMC continues to defend against the Department of Justice (“DOJ”) civil complaint previously disclosed in April 2015. HCRMC incurred legal and regulatory defense costs of $3 million during the fourth quarter 2015 and $9 million for the full year 2015. The outcome of the DOJ civil complaint remains uncertain, and HCRMC expects to incur additional legal and regulatory defense costs in 2016.

HCRMC 2016 FORECAST

HCRMC’s 2016 forecast anticipates their normalized EBITDAR at $577 million before the temporary impact from the pending asset sales and legal and regulatory defense costs, which adjusted for the impact of these items is estimated to be $555 million. Furthermore, HCP reviewed sensitivities regarding certain key assumptions in HCRMC’s forecast, which primarily affected census, to arrive at a potential range of projected outcomes for HCRMC’s 2016 EBITDAR. HCP’s forecast of HCRMC’s 2016 EBITDAR ranges from $505 million to $555 million, resulting in a 2016 FCC range of 1.06x to 1.16x. HCP’s estimated FCC range reflects the contractual rent under the Master Lease, including the 3.0% increase in April, and interest payments in 2016. HCP’s sensitivities of HCRMC’s 2016 performance reflect:

•                  reduced growth outlook facing the broader post-acute/SNF industry and HCRMC, from the challenge associated with the continued reduction in revenue per admission related to the shift of patients from traditional fee-for-service to managed care and shorter length of patient stays; and

•                  HCRMC’s performance deterioration in the fourth quarter 2015 (described above), resulting in a lower starting point in January 2016.

HCP has engaged advisors and continues to work closely with HCRMC to jointly explore all opportunities that reduce our concentration, improve the credit quality and coverage of our Master Lease, and ensure HCRMC can continue to deliver high quality care and services.

ACCOUNTING UPDATE FOR HCRMC PORTFOLIO AND IMPAIRMENT CHARGE

As a result of HCRMC’s fourth quarter performance deterioration and the related decline in its FCC, we placed our real estate portfolio operated by HCRMC on “Watch List” status at year end 2015, and changed our accounting treatment to recognize rental income on a cash basis beginning January 2016. As such, we will no longer recognize non-cash accretion income under the HCRMC DFLs, as reflected in our full year 2016 earnings and FFO guidance provided herein.

The reduced growth outlook for the broader post-acute/SNF industry indicates challenges to the improvement in HCRMC’s financial performance over the next few years. At year end 2015, we assessed the value of our HCRMC real estate portfolio, including obtaining a third-party, independent valuation appraisal of our HCRMC post-acute/SNF and senior housing portfolio. We reduced the carrying value of our HCRMC DFL investments to $5.2 billion, which approximates its estimated market value at year end 2015, which resulted in an impairment charge of $817 million recorded in the fourth quarter 2015. We also recorded a fourth quarter impairment charge of $19 million related to our 9% equity investment in HCRMC OpCo.

FOURTH QUARTER 2015 HIGHLIGHTS

CAPITAL RECYCLING AND FINANCING ACTIVITIES

During the fourth quarter, we generated $1.1 billion from capital recycling and financing activities, led by the following:

•                  We completed sales of 21 HCRMC non-strategic assets for $208 million.

•                  In December, we sold a portfolio of 61 MOBs and three hospitals owned by HCP Ventures III and IV for $634 million, generating net proceeds to HCP of $45 million after debt repayments. Formed in 2006 and 2007, respectively, HCP Ventures III and IV invested in an MOB portfolio split evenly between on- and off-campus buildings.

•                  As previously disclosed, we raised $110 million from creating a new institutional joint venture with Morgan Stanley on our Memorial Hermann on-campus portfolio in Houston, TX.

•                  In December, we issued $600 million of 4.0% senior unsecured notes due 2022. The notes were priced at 99.577% of the principal amount with a yield-to-maturity of 4.07%. Proceeds were used to repay our $500 million 3.75% senior unsecured notes due this month and to fund our investments.

Proceeds from capital recycling and other financing activities were primarily used to pay down our revolving line of credit, which was drawn to fund our 2015 investments.

INVESTMENT TRANSACTIONS

We completed $208 million of investment transactions during the fourth quarter, bringing our full year 2015 total investments to $2.1 billion, including:

•                  $83 million acquisition of Edgewater Science and Technology Park, a six-building life science portfolio representing 170,000 sq. ft. Strategically located in South San Francisco, CA, the multi-tenant campus was recently renovated and is currently 100% occupied; and

•                  $57 million expansion (HCP’s pro rata share) of our relationship with Brookdale and MBK Senior Living, by acquiring four senior housing communities valued at $103 million in aggregate.

LIFE SCIENCE AND MEDICAL OFFICE LEASING

During the fourth quarter, we completed 911,000 sq. ft. of leasing in our life science and medical office portfolios, consisting of 619,000 sq. ft. of renewals and 292,000 sq. ft. of new leases, which increased our full year 2015 leasing activity to 3.2 million sq. ft. Significant leasing transactions included:

•                  10-year lease with CytomX Therapeutics, Inc., an oncology-focused biopharmaceutical company, for 76,000 sq. ft. at The Cove Phase I development in South San Francisco, CA, scheduled to commence in the fourth quarter 2016;

•                  7-year renewal and expansion for 41,000 sq. ft. in San Diego, CA for a life science tenant; and

•                  Two renewals averaging 9.5 years for 50,000 sq. ft. at MOBs in Kentucky and Indiana.

In January, we executed a 5-year life science tenant renewal for 66,000 sq. ft. in Mountain View, CA.

We have pre-leased approximately 50% of The Cove Phase I, which consists of two buildings totaling up to 250,000 sq. ft., expected to be completed in the third quarter of 2016. In response to Phase I leasing success and continued strong demand from life science users in South San Francisco, we recently commenced the $185 million development The Cove Phase II, which adds two Class A buildings totaling up to 230,000 sq. ft. expected to be delivered by the third quarter of 2017. Visit our website for more information, including a link to see the development progress at www.hcpi.com/portfolio/life-science.

At December 31, 2015, our life science occupancy achieved its sixth consecutive quarterly all-time high at 98.2%, representing an increase of 300 basis points over prior year. Our medical office occupancy was 91.9%, representing an increase of 110 basis points over prior year.

SUSTAINABILITY LEADERSHIP

In November, HCP was named the 2015 Healthcare Leader in the Light Award winner by the National Association of Real Estate Investment Trusts (“NAREIT”). HCP has received a Leader in the Light award seven of the past nine years for producing significant, measurable results through our sustainability programs.  More information about HCP’s sustainability efforts can be found on our website at www.hcpi.com/sustainability.

DIVIDEND ARISTOCRAT

On January 28, 2016, our Board of Directors declared a quarterly cash dividend of $0.575 per common share. The dividend will be paid on February 23, 2016 to stockholders of record as of the close of business on February 8, 2016. HCP has increased its dividend for 31 consecutive years and is the first REIT included in the S&P 500 Dividend Aristocrats index.

FULL YEAR 2016 OUTLOOK

Estimates of FFO and EPS reflect recognizing income from our HCRMC investments on a cash basis beginning January 2016. The impact of removing non-cash HCRMC income to our FFO run-rate is approximately $150 million, or $0.32 per share (no impact to FAD or SPP Cash NOI).

For full year 2016, we expect: FFO per share to range between $2.74 and $2.80; FAD per share to range between $2.62 and $2.68; and EPS to range between $1.49 and $1.55. In addition, we expect 2016 SPP Cash NOI to increase between 1.5% and 2.5%. Excluding HCRMC, we expect 2016 SPP Cash NOI to increase between 2.3% and 3.3%. These estimates do not reflect the potential impact from unannounced future transactions. Refer to the “Projected Future Operations” and “Projected SPP Cash NOI” sections of this release for additional information regarding these estimates.

	Full Year 2016 SPP Cash NOI
	Low	High

Senior housing	1.25%	2.25%
Senior housing RIDEA (69 properties)	3.0%	4.0%
Post-acute/skilled nursing	(1.1%)	(0.1%)
Life science	6.2%	7.2%
Medical office	1.9%	2.9%
Hospital	1.7%	2.7%
SPP Cash NOI growth	1.5%	2.5%
SPP Cash NOI growth, excluding HCRMC portfolio	2.3%	3.3%

COMPANY INFORMATION

HCP has scheduled a conference call and webcast for Tuesday, February 9, 2016 at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) in order to present the Company’s performance and operating results for the quarter and year ended December 31, 2015. The conference call is accessible by dialing (888) 317-6003 (U.S.) or (412) 317-6061 (International). The participant passcode is 3638438. The webcast is accessible via the Company’s website at www.hcpi.com. This link can be found on the “Event Calendar” page, which is under the “Investor Relations” tab. Through February 24, 2016, an archive of the webcast will be available on our website, and a telephonic replay can be accessed by calling (877) 344-7529 (U.S.) or (412) 317-0088 (International) and entering passcode 10078967. The Company’s supplemental information package for the current period is available with this earnings release on the Company’s website in the “Presentations” section of the “Investor Relations” tab.

ABOUT HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  HCP’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospital.  A publicly traded company since 1985, HCP: (i) is the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 31 consecutive years; (iii) is the first REIT included in the S&P 500 Dividend Aristocrats index; and (iv) is recognized as a global leader in sustainability as a member of the Dow Jones and FTSE4Good sustainability indices, as well as the recipient in three of the past four years of both of the GRESB Global Healthcare Sector Leader and the NAREIT Healthcare Leader in the Light Award.  For more information regarding HCP, visit www.hcpi.com.

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FORWARD-LOOKING STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, among other things, the Company’s expectations with respect to (i) earnings, FFO and FAD applicable to common shares on a diluted basis, SPP Cash NOI growth projections, and other financial projections and assumptions for the full year of 2016; (ii) the payment of the quarterly cash dividend; (iii) outcomes relating to the acquisitions, dispositions, developments and financing activities discussed above; (iv) proceeds from HCRMC sales of non-strategic assets; and (v) HCRMC’s forecast and outlook. These statements are made as of the date hereof, are not guarantees of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of the Company’s and its management’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: HCRMC’s ability to meet its contractual obligations under the HCRMC lease amendment and risks related to the impact of the U.S. Department of Justice lawsuit against HCRMC, including the possibility of larger than expected litigation costs, adverse results and related developments; our reliance on a concentration of a small number of tenants and operators, for a significant portion of our revenues; the financial weakness of tenants, operators and borrowers, including potential bankruptcies and downturns in their businesses, and their legal and regulatory proceedings, which results in uncertainties regarding our ability to continue to realize the full benefit of such tenants’ and operators’ leases and borrowers’ loans; the ability of our tenants, operators and borrowers to conduct their respective businesses in a manner sufficient to maintain or increase their revenues and to generate sufficient income to make rent and loan payments to us and our ability to recover investments made, if applicable, in their operations; competition for tenants and operators, including with respect to new leases and mortgages and the renewal or rollover of existing leases; competition for skilled management, nurses and other trained personnel; availability of suitable properties to acquire at favorable prices and the competition for the acquisition and financing of those properties; the ability of our own tenants and operators to maintain costs and to compete for skilled management and nurses; our ability to negotiate the same or better terms with new tenants or operators if existing leases are not renewed or we exercise our right to replace an existing tenant or operator upon default; the risks associated with our investments in joint ventures and unconsolidated entities, including our lack of sole decision making authority and our reliance on our partners’ financial condition and continued cooperation; our ability to achieve the benefits of investments, including those investments discussed above, within expected time frames or at all, or within expected cost projections; the potential impact on us and our tenants, operators and borrowers from current and future litigation matters, including the possibility of larger than expected litigation costs, adverse results and related developments; the effect on healthcare providers of legislation addressing entitlement programs and related services, including Medicare and Medicaid, which may result in future reductions in reimbursements; changes in federal, state or local laws and regulations, including those affecting the healthcare industry that affect our costs of compliance or increase the costs, or otherwise affect the operations, of our tenants and operators; volatility or uncertainty in the capital markets, the availability and cost of capital as impacted by interest rates, changes in our credit ratings, and the value of our common stock, and other conditions that may adversely impact our ability to fund our obligations or consummate transactions, or reduce the earnings from potential transactions; changes in global, national and local economic conditions, and currency exchange rates; changes in the credit ratings on United States (“U.S.”) government debt securities or default or delay in payment by the U.S. of its obligations; our ability to manage our indebtedness level and changes in the terms of such indebtedness; the ability to maintain our qualification as a real estate investment trust; and other risks and uncertainties described from time to time in the Company’s Securities and Exchange Commission filings. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

CONTACT

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

949-407-0400

HCP, Inc.

Consolidated Balance Sheets

In thousands, except share and per share data

(Unaudited)

	December 31,	December 31,
	2015	2014
Assets
Real estate:
Buildings and improvements	$12,501,511	$10,972,973
Development costs and construction in progress	390,584	275,233
Land	1,995,657	1,889,438
Accumulated depreciation and amortization	(2,605,036)	(2,250,757)
Net real estate	12,282,716	10,886,887

Net investment in direct financing leases	5,905,009	7,280,334
Loans receivable, net	768,743	906,961
Investments in and advances to unconsolidated joint ventures	605,244	605,448
Accounts receivable, net of allowance of $3,261 and $3,785, respectively	48,929	36,339
Cash and cash equivalents	346,500	183,810
Restricted cash	60,616	48,976
Intangible assets, net	614,227	481,013
Other assets, net	817,865	901,668

Total assets	$21,449,849	$21,331,436

Liabilities and equity
Bank line of credit	$397,432	$838,516
Term loans	524,807	212,986
Senior unsecured notes	9,120,107	7,589,960
Mortgage debt	932,212	982,785
Other debt	94,445	97,022
Intangible liabilities, net	75,273	84,723
Accounts payable and accrued liabilities	436,239	432,934
Deferred revenue	123,017	95,411
Total liabilities	11,703,532	10,334,337

Common stock, $1.00 par value: 750,000,000 shares authorized; 465,488,492 and 459,746,267 shares issued and outstanding, respectively	465,488	459,746
Additional paid-in capital	11,647,039	11,431,987
Cumulative dividends in excess of earnings	(2,738,414)	(1,132,541)
Accumulated other comprehensive loss	(30,470)	(23,895)
Total stockholders’ equity	9,343,643	10,735,297

Joint venture partners	217,066	73,214
Non-managing member unitholders	185,608	188,588
Total noncontrolling interests	402,674	261,802

Total equity	9,746,317	10,997,099

Total liabilities and equity	$21,449,849	$21,331,436

HCP, Inc.

Consolidated Statements of Operations

In thousands, except per share data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues:
Rental and related revenues	$299,100	$279,791	$1,144,482	$1,174,256
Tenant recoveries	32,129	28,821	126,485	110,688
Resident fees and services	158,312	103,760	525,453	241,965
Income from direct financing leases	154,859	167,346	633,835	663,070
Interest income	23,135	23,341	112,184	74,491
Investment management fee income	501	469	1,873	1,809
Total revenues	668,036	603,528	2,544,312	2,266,279

Costs and expenses:
Interest expense	122,027	114,987	479,596	439,742
Depreciation and amortization	141,156	116,499	510,785	459,995
Operating	172,487	130,430	614,375	384,603
General and administrative	21,870	20,141	96,022	82,175
Acquisition and pursuit costs	3,959	3,766	27,309	17,142
Impairments, net	810,932	—	1,403,853	—
Total costs and expenses	1,272,431	385,823	3,131,940	1,383,657

Other income:
Gain on sales of real estate	—	3,288	6,377	3,288
Other income, net	2,651	1,778	14,404	7,528
Total other income, net	2,651	5,066	20,781	10,816

(Loss) income before income taxes and equity income from and impairment of unconsolidated joint ventures	(601,744)	222,771	(566,847)	893,438
Income tax benefit (expense)	2,391	2,590	9,011	(250)
Equity income from unconsolidated joint ventures	23,397	10,182	57,313	49,570
Impairments of investments in unconsolidated joint ventures	(18,661)	(35,913)	(45,895)	(35,913)
(Loss) income from continuing operations	(594,617)	199,630	(546,418)	906,845

Discontinued operations:
Income before gain on sales of real estate, net of income taxes	—	—	—	1,736
Gain on sales of real estate, net of income taxes	—	—	—	28,010
Total discontinued operations	—	—	—	29,746

Net (loss) income	(594,617)	199,630	(546,418)	936,591
Noncontrolling interests’ share in earnings	(4,251)	(3,047)	(12,817)	(14,358)
Net (loss) income attributable to HCP, Inc.	(598,868)	196,583	(559,235)	922,233
Participating securities’ share in earnings	(296)	(438)	(1,317)	(2,437)

Net (loss) income applicable to common shares	$(599,164)	$196,145	$(560,552)	$919,796

Basic earnings per common share:
Continuing operations	$(1.29)	$0.43	$(1.21)	$1.94
Discontinued operations	—	—	—	0.07
Net (loss) income applicable to common shares	$(1.29)	$0.43	$(1.21)	$2.01

Diluted earnings per common share:
Continuing operations	$(1.29)	$0.43	$(1.21)	$1.94
Discontinued operations	—	—	—	0.06
Net (loss) income applicable to common shares	$(1.29)	$0.43	$(1.21)	$2.00

Weighted average shares used to calculate earnings per common share:
Basic	465,036	459,333	462,795	458,425

Diluted	465,036	459,752	462,795	458,796

HCP, Inc.

Consolidated Statements of Cash Flows

In thousands

(Unaudited)

	Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net (loss) income	$(546,418)	$936,591
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	510,785	459,995
Amortization of market lease intangibles, net	(1,295)	(949)
Amortization of deferred compensation	26,127	21,885
Amortization of deferred financing costs, net	20,222	19,260
Straight-line rents	(28,859)	(41,032)
Loan and direct financing lease interest accretion	(95,713)	(78,286)
Deferred rental revenues	(2,813)	(1,884)
Equity income from unconsolidated joint ventures	(57,313)	(49,570)
Distributions of earnings from unconsolidated joint ventures	15,111	5,045
Lease termination income, net	(1,103)	(38,001)
Gain on sales of real estate	(6,377)	(31,298)
Foreign exchange and other gains, net	(7,178)	(2,270)
Impairments, net	1,449,748	35,913
Changes in:
Accounts receivable, net	(9,569)	(8,845)
Other assets	(19,453)	(6,287)
Accounts payable and accrued liabilities	(23,757)	28,354
Net cash provided by operating activities	1,222,145	1,248,621
Cash flows from investing activities:
Acquisition of RIDEA III, net	(770,325)	—
Acquisition of the CCRC unconsolidated joint venture interest, net	—	(370,186)
Acquisitions of other real estate	(613,252)	(503,470)
Development of real estate	(281,017)	(178,513)
Leasing costs and tenant and capital improvements	(84,282)	(71,734)
Proceeds from sales and pending sales of real estate, net	58,623	104,557
Contributions to unconsolidated joint ventures	(69,936)	(2,935)
Distributions in excess of earnings from unconsolidated joint ventures	30,989	2,657
Proceeds from sales of marketable securities	2,348	—
Principal repayments on loans receivable, DFLs and other	625,701	119,511
Investments in loans receivable, DFLs and other	(575,652)	(600,019)
Decrease (increase) in restricted cash	4,798	(11,747)
Net cash used in investing activities	(1,672,005)	(1,511,879)
Cash flows from financing activities:
Net borrowings under bank line of credit	98,743	845,190
Repayments under bank line of credit	(511,521)	—
Borrowings under term loan	333,014	—
Issuance of senior unsecured notes	1,936,017	1,150,000
Repayments of senior unsecured notes	(400,000)	(487,000)
Issuance of mortgage and other debt	—	35,445
Repayments of mortgage and other debt	(57,845)	(447,784)
Deferred financing costs	(19,995)	(16,550)
Issuance of common stock and exercise of options	206,471	96,592
Repurchase of common stock	(8,738)	(12,703)
Dividends paid on common stock	(1,046,638)	(1,001,559)
Issuance of noncontrolling interests	110,775	4,674
Purchase of noncontrolling interests	(7,049)	(5,897)
Distributions to noncontrolling interests	(19,147)	(15,611)
Net cash provided by financing activities	614,087	144,797
Effect of foreign exchange on cash and cash equivalents	(1,537)	1,715
Net increase (decrease) in cash and cash equivalents	162,690	(116,746)
Cash and cash equivalents, beginning of year	183,810	300,556
Cash and cash equivalents, end of year	$346,500	$183,810

HCP, Inc.

Funds From Operations(1)

In thousands, except per share data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net (loss) income applicable to common shares	$(599,164)	$196,145	$(560,552)	$919,796
Depreciation and amortization	141,156	116,499	510,785	459,995

Other depreciation and amortization(2)	5,207	6,293	22,223	18,864
Impairment of real estate	—	—	2,948	—
Gain on sales of real estate	—	(3,288)	(6,377)	(31,298)
Equity income from unconsolidated joint ventures	(23,397)	(10,182)	(57,313)	(49,570)
FFO from unconsolidated joint ventures	21,176	22,190	90,498	70,873
Noncontrolling interests’ and participating securities’ share in earnings	4,547	3,485	14,134	16,795
Noncontrolling interests’ and participating securities’ share in FFO	(8,203)	(6,408)	(27,187)	(23,821)
FFO applicable to common shares	$(458,678)	$324,734	$(10,841)	$1,381,634
Distributions on dilutive convertible units	—	3,472	—	13,799
Diluted FFO applicable to common shares	$(458,678)	$328,206	$(10,841)	$1,395,433

Diluted FFO per common share	$(0.99)	$0.70	$(0.02)	$3.00

Weighted average shares used to calculate diluted FFO per share	465,036	465,832	462,795	464,845

Impact of adjustments to FFO:
Other impairments, net(3)	$829,593	$35,913	$1,446,800	$35,913
Transaction-related items(4)	3,959	4,269	32,932	(18,856)
Severance-related charge	—	—	6,713	—
Foreign currency remeasurement losses (gains)	60	—	(5,437)	—
	$833,612	$40,182	$1,481,008	$17,057

FFO as adjusted applicable to common shares	$374,934	$364,916	$1,470,167	$1,398,691
Distributions on dilutive convertible units and other	3,397	3,388	13,597	13,766
Diluted FFO as adjusted applicable to common shares	$378,331	$368,304	$1,483,764	$1,412,457
Per common share impact of adjustments on diluted FFO	$1.79	$0.09	$3.18	$0.04

Diluted FFO as adjusted per common share	$0.80	$0.79	$3.16	$3.04

Weighted average shares used to calculate diluted FFO as adjusted per share	471,273	465,832	469,064	464,845

(1)          We believe Funds From Operations (“FFO”) is an important supplemental measure of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets utilizes straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. The term FFO was developed by the REIT industry to address this issue. FFO as defined by the NAREIT is net income (loss) applicable to common shares (computed in accordance with U.S. generally accepted accounting principles or “GAAP”), excluding gains or losses from sales of property, impairments of, or related to, depreciable real estate, plus real estate and other depreciation and amortization, and after adjustments for joint ventures. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income (loss). We compute FFO in accordance with the current NAREIT definition; however, other REITs may report FFO differently or have a different interpretation of the current NAREIT definition from ours. FFO as adjusted represents FFO before the impact of severance-related charges, impairments (recoveries) of non-depreciable assets, foreign currency remeasurement losses (gains) and transaction-related items (defined below). Transaction-related items include acquisition and pursuit costs (e.g., due diligence and closing) and gains/charges incurred as a result of mergers and acquisitions and lease amendment or termination activities. Management believes that FFO as adjusted provides a meaningful supplemental measurement of our FFO run-rate. This measure is a modification of the NAREIT definition of FFO and should not be used as an alternative to net income (loss) (determined in accordance with GAAP) or NAREIT FFO.

(2)          For the three months ended December 31, 2015, other depreciation and amortization includes: (i) $3 million of DFL depreciation and (ii) $2 million of lease incentive amortization (reduction of straight-line rents) for the consideration given to terminate the 30 purchase options of the 153-property amended lease portfolio in the 2014 Brookdale Transaction. For the year ended December 31, 2015, other depreciation and amortization includes: (i) $13 million of DFL depreciation and (ii) $9 million of lease incentive amortization (reduction of straight-line rents) related to the 2014 Brookdale Transaction.

(3)          For the three months ended December 31, 2015, other impairments, net include impairment charges of: (i) $817 million related to our HCRMC DFL investments and (ii) $19 million related to our equity investment in HCRMC, partially offset by impairment recovery of $6 million related to a loan payoff in our hospital segment. For the year ended December 31, 2015, other impairments, net include: (i) $1.3 billion related to our HCRMC DFL investments, (ii) $112 million related to our Four Seasons unsecured notes, (iii) $46 million related to our equity investment in HCRMC, partially offset by (iv) impairment recovery of $6 million related to a loan payoff in our hospital segment. For the three months and year ended December 31, 2014, other impairment relates to our equity investment in HCRMC. See Note 17 to the Consolidated Financial Statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K.

(4)          2014 transaction-related items primarily relate to the Brookdale Transaction that closed in August 2014. See the “Non-GAAP Financial Measures Reconciliations” section of the Management Discussion and Analysis for the year ended December 31, 2015 included in our Annual Report on Form 10-K.

HCP, Inc.

Funds Available for Distribution(1)

In thousands, except per share data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

FFO as adjusted applicable to common shares	$374,934	$364,916	$1,470,167	$1,398,691
Amortization of market lease intangibles, net	(315)	(330)	(1,295)	(949)
Amortization of deferred compensation(2)	5,059	5,418	23,233	21,885
Amortization of deferred financing costs, net	5,272	5,138	20,222	19,260
Straight-line rents	(4,042)	(5,950)	(28,859)	(41,032)
DFL accretion(3)	(23,685)	(19,573)	(87,861)	(77,568)
Other depreciation and amortization	(5,207)	(6,293)	(22,223)	(18,864)
Deferred revenues – tenant improvement related	(457)	(633)	(2,594)	(2,306)
Deferred revenues – additional rents	(860)	(831)	(219)	422
Leasing costs and tenant and capital improvements	(31,193)	(29,962)	(82,072)	(74,464)
Lease restructure payments(4)	6,289	5,136	22,657	9,425
Joint venture adjustments – CCRC entrance fees(5)	8,870	7,414	30,918	11,443
Joint venture and other FAD adjustments(3)	(21,077)	(19,487)	(80,225)	(67,121)
FAD applicable to common shares	$313,588	$304,963	$1,261,849	$1,178,822
Distributions on dilutive convertible units	3,547	3,472	14,230	13,799
Diluted FAD applicable to common shares	$317,135	$308,435	$1,276,079	$1,192,621
Diluted FAD per common share	$0.67	$0.66	$2.72	$2.57
Weighted average shares used to calculate diluted FAD per common share	471,273	465,832	469,064	464,845

(1)          Funds Available for Distribution (“FAD”) is defined as FFO as adjusted after excluding the impact of the following: (i) amortization of acquired market lease intangibles, net; (ii) amortization of deferred compensation expense; (iii) amortization of deferred financing costs, net; (iv) straight-line rents; (v) accretion and depreciation related to DFLs and lease incentive amortization (reduction of straight-line rents); and (vi) deferred revenues, excluding amounts amortized into rental income that are associated with tenant funded improvements owned/recognized by us and up-front cash payments made by tenants to reduce their contractual rents. Also, FAD is: (i) computed after deducting recurring capital expenditures, including leasing costs and second generation tenant and capital improvements; and (ii) includes lease restructure payments and adjustments to compute our share of FAD from our unconsolidated joint ventures and those related to CCRC non-refundable entrance fees. Other REITs or real estate companies may use different methodologies for calculating FAD, and accordingly, our FAD may not be comparable to those reported by other REITs. Although our FAD computation may not be comparable to that of other REITs, management believes FAD provides a meaningful supplemental measure of our performance and is frequently used by analysts, investors, and other interested parties in the evaluation of our performance as a REIT. FAD does not represent cash generated from operating activities determined in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income (loss) determined in accordance with GAAP.

(2)          For the year ended December 31, 2015, excludes $3 million related to the acceleration of deferred compensation for restricted stock units and stock options that vested upon the resignation of our former Executive Vice President and Chief Investment Officer, which is included in the severance-related charge for the year ended December 31, 2015.

(3)          For the three months and year ended December 31, 2015, DFL accretion reflects an elimination of $14 million and $58 million, respectively. Our equity investment in HCRMC is accounted for using the equity method, which requires an ongoing elimination of DFL income that is proportional to our ownership in HCRMC. Further, our share of earnings from HCRMC (equity income) increases for the corresponding elimination of related lease expense recognized at the HCRMC entity level, which we present as a non-cash joint venture FAD adjustment.

(4)          Over a period of three years from the closing of the 2014 Brookdale Transaction, we will receive installment payments valued at $55 million for terminating the leases on the HCP owned 49-property portfolio; we include these installment payments in FAD as the payments are collected.

(5)          Represents our 49% share of non-refundable entrance fees included in FAD as the fees are collected by our CCRC JV.

HCP, Inc.

Net Operating Income and Same Property Performance(1)(2)

Dollars in thousands

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net (loss) income	$(594,617)	$199,630	$(546,418)	$936,591
Interest income	(23,135)	(23,341)	(112,184)	(74,491)
Investment management fee income	(501)	(469)	(1,873)	(1,809)
Interest expense	122,027	114,987	479,596	439,742
Depreciation and amortization	141,156	116,499	510,785	459,995
General and administrative	21,870	20,141	96,022	82,175
Acquisition and pursuit costs	3,959	3,766	27,309	17,142
Impairments, net	810,932	—	1,403,853	—
Gain on sales of real estate	—	(3,288)	(6,377)	(3,288)
Other income, net	(2,651)	(1,778)	(14,404)	(7,528)
Income tax (benefit) expense	(2,391)	(2,590)	(9,011)	250
Equity income from unconsolidated joint ventures	(23,397)	(10,182)	(57,313)	(49,570)
Impairment of investments in unconsolidated joint ventures	18,661	35,913	45,895	35,913
Total discontinued operations	—	—	—	(29,746)
NOI	$471,913	$449,288	$1,815,880	$1,805,376
Non-cash adjustments to NOI	(28,052)	(25,877)	(108,958)	(158,376)
Cash (adjusted) NOI	$443,861	$423,411	$1,706,922	$1,647,000
Non-SPP cash (adjusted) NOI	(30,509)	(8,757)	(178,549)	(126,451)
Same property portfolio cash (adjusted) NOI(2)	$413,352	$414,654	$1,528,373	$1,520,549
Cash (adjusted) NOI % change – SPP(2)	(0.3% )		0.5%

(1)          We believe Net Operating Income from Continuing Operations (“NOI”) provides investors relevant and useful information because it reflects only income and operating expense items that are incurred at the property level and presents them on an unleveraged basis. We use NOI and cash NOI to make decisions about resource allocations, assess and compare property level performance, and evaluate our same property portfolio (“SPP”). We believe that net income (loss) is the most directly comparable GAAP measure to NOI. NOI should not be viewed as an alternative measure of operating performance to net income (loss) as defined by GAAP since it does not reflect various excluded items. Further, our definition of NOI may not be comparable to the definition used by other REITs or real estate companies, as they may use different methodologies for calculating NOI.

NOI is defined as rental and related revenues, including tenant recoveries, resident fees and services, and income from DFLs, less property level operating expenses; NOI excludes all of the other financial statement amounts itemized above. Cash NOI is calculated as NOI after eliminating the effects of straight-line rents, DFL accretion, amortization of market lease intangibles and lease termination fees. Cash NOI is oftentimes referred to as “adjusted NOI.”

(2)          SPP statistics allow management to evaluate the performance of our real estate portfolio under a consistent population by eliminating changes in the composition of our portfolio of properties. We identify our SPP as stabilized properties that remained in operations and were consistently reported as leased properties or operating properties (RIDEA) for the duration of the year-over-year comparison periods presented, excluding assets held for sale. Accordingly, it takes a stabilized property a minimum of 12 months in operations under a consistent reporting structure to be included in our SPP. Newly acquired operating assets are generally considered stabilized at the earlier of lease up (typically when the tenant(s) controls the physical use of at least 80% of the space) or 12 months from the acquisition date. Newly completed developments and redevelopments are considered stabilized at the earlier of lease up or 24 months from the date the property is placed in service. SPP NOI excludes certain non-property specific operating expenses that are allocated to each operating segment on a consolidated basis. SPP cash NOI excludes the effects of foreign exchange rate movements by using the average current period exchange rate to translate from British pound sterling into U.S. dollars for the comparison periods. A property is removed from our SPP when it is sold, placed into redevelopment or changes its reporting structure.

HCP, Inc.

Projected Future Operations(1)

(Unaudited)

	Full Year 2016
	Low	High

Diluted earnings per common share	$1.49	$1.55
Depreciation and amortization	1.21	1.21
Other depreciation and amortization	0.03	0.03
Gain on sales of real estate	(0.05)	(0.05)
Joint venture FFO adjustments	0.06	0.06
Diluted FFO per common share	$2.74	$2.80
Amortization of net market lease intangibles and deferred revenues	(0.01)	(0.01)
Amortization of deferred compensation	0.04	0.04
Amortization of deferred financing costs, net	0.04	0.04
Straight-line rents	(0.03)	(0.03)
Other depreciation and amortization	(0.03)	(0.03)
Leasing costs and tenant and capital improvements	(0.19)	(0.19)
Lease restructure payments	0.04	0.04
Joint venture adjustments – CCRC entrance fees	0.07	0.07
Joint venture and other FAD adjustments	(0.05)	(0.05)
Diluted FAD per common share	$2.62	$2.68

______________________

(1)    The foregoing projections reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, development items and the earnings impact of the events referenced in this release. These projections do not reflect the potential impact of unannounced future acquisitions, dispositions, other impairments or recoveries, the future bankruptcy or insolvency of our operators, lessees, borrowers or other obligors, the effect of any future restructuring of our contractual relationships with such entities, gains or losses on marketable securities, ineffectiveness related to our cash flow hedges, or existing and future litigation matters including the possibility of larger than expected litigation costs and related developments. Our actual results may differ materially from the projections set forth above. The aforementioned ranges represent management’s best estimates based upon the underlying assumptions as of the date of this press release. Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.

HCP, Inc.

Projected SPP Cash NOI(1)

Dollars in thousands

(Unaudited)

For the projected full year 2016 (low):

	Senior	Post-acute/	Life	Medical
	Housing	Skilled nursing	Science	Office	Hospital	Total
NOI(2)	$703,800	$429,500	$280,900	$270,800	$85,600	$1,770,600
Non-cash adjustments to NOI(3)	(11,000)	(600)	(900)	(2,600)	1,300	(13,800)
Cash (adjusted) NOI	692,800	428,900	280,000	268,200	86,900	1,756,800
Non-SPP cash (adjusted) NOI	(71,000)	(7,800)	(25,600)	(24,200)	—	(128,600)
SPP cash (adjusted) NOI	$621,800	$421,100	$254,400	$244,000	$86,900	1,628,200
Addback adjustments(4)						142,400
Other income and expenses(5)						83,000
Costs and expenses(6)						(1,145,600)
Net income						$708,000

For the projected full year 2016 (high):

	Senior	Post-acute/	Life	Medical
	Housing	Skilled nursing	Science	Office	Hospital	Total
NOI(2)	$711,600	$434,200	$284,000	$273,800	$86,500	$1,790,100
Non-cash adjustments to NOI(3)	(11,900)	(1,000)	(1,100)	(2,900)	1,275	(15,625)
Cash (adjusted) NOI	699,700	433,200	282,900	270,900	87,775	1,774,475
Non-SPP cash (adjusted) NOI	(71,800)	(7,900)	(26,100)	(24,500)	—	(130,300)
SPP cash (adjusted) NOI	$627,900	$425,300	$256,800	$246,400	$87,775	1,644,175
Addback adjustments(4)						145,925
Other income and expenses(5)						87,000
Costs and expenses(6)						(1,141,600)
Net income						$735,550

For the year ended December 31, 2015:

	Senior	Post-acute/	Life	Medical
	Housing	Skilled nursing	Science	Office	Hospital	Total
NOI(2)	$669,938	$533,109	$272,767	$255,675	$84,391	$1,815,880
Non-cash adjustments to NOI(3)	(16,127)	(78,738)	(10,128)	(5,025)	1,060	(108,958)
Cash (adjusted) NOI	653,811	454,371	262,639	250,650	85,451	1,706,922
Non-SPP cash (adjusted) NOI	(39,713)	(28,616)	(23,090)	(11,172)	(4)	(102,595)
SPP cash (adjusted) NOI	$614,098	$425,755	$239,549	$239,478	$85,447	1,604,327
Addback adjustments(4)						211,553
Other income and expenses(5)						201,162
Costs and expenses(6)						(1,113,712)
Impairments, net						(1,403,853)
Impairment of investments in unconsolidated joint ventures						(45,895)
Net loss						$(546,418)

Projected SPP cash (adjusted) NOI growth for the full year 2016:

	Senior	Post-acute/	Life	Medical
	Housing	Skilled nursing	Science	Office	Hospital	Total
Low	1.25%	(1.1%)	6.2%	1.9%	1.7%	1.5%
High	2.25%	(0.1%)	7.2%	2.9%	2.7%	2.5%

(1)   The foregoing projections reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, development items and the earnings impact of the events referenced in this release. These projections do not reflect the potential impact of unannounced future acquisitions, dispositions, other impairments or recoveries, the future bankruptcy or insolvency of our operators, lessees, borrowers or other obligors, the effect of any future restructuring of our contractual relationships with such entities, gains or losses on marketable securities, ineffectiveness related to our cash flow hedges, or existing and future litigation matters including the possibility of larger than expected litigation costs and related developments. Our actual results may differ materially from the projections set forth above. The aforementioned ranges represent management’s best estimates based upon the underlying assumptions as of the date of this press release. Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.

(2)   Represents rental and related revenues, including tenant recoveries, resident fees and services, and income from DFLs, less property level operating expenses.

(3)   Represents straight-line rents, DFL accretion, amortization of market lease intangibles and lease termination fees.

(4)   Represents non-cash adjustments to NOI and non-SPP cash (adjusted) NOI.

(5)   Represents interest income, investment management fee income, gain on sales of real estate, other income, net, income taxes and equity income from unconsolidated joint ventures.

(6)   Represents interest expense, depreciation and amortization, general and administrative expenses, and acquisition and pursuit costs.

No reconciliations of projected senior housing RIDEA portfolio SPP Cash NOI growth and consolidated SPP Cash NOI growth, excluding HCRMC are included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts, and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.